Omnicarc, Inc.

LIMITED POWER OF ATTORNEY FOR SECTION 16 REPORTS

The undersigned, in his or her capacity as a person required to file reports pursuant to Section 16(a) of the Securities Exchange Act of 1934 ("Section 16"), hereby appoints Robert Burkhard and Nathan Scott and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, individually to execute in his or her name, place and stead and to file with the Securities and Exchange Commission any report which the undersigned is required to file under Section 16 with respect to his or her beneficial ownership of securities of Omnicare, Inc., a Delaware corporation, or any amendment to any such report.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 18th day of January, 2012.

/s/ Mark Emmert
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Mark Emmert
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